Exhibit 10.1

Portions of this Exhibit have been redacted because they are both (i) not material and (ii) would be competitively harmful if publicly disclosed. Information that was omitted has been noted in this document with a placeholder identified by the mark "[***]”.

LICENSE AND DEVELOPMENT AGREEMENT

This LICENSE AND DEVELOPMENT AGREEMENT (the “Agreement”) is entered into as of the date of last signature by and between Dyadic International (USA) Inc., a Florida corporation with offices at

1044 US-1 North, Suite 201 Jupiter, FL 33477 (“Dyadic”) and Proliant Biologicals, LLC, an Iowa Limited liability company, d /b /a Proliant Health and Biologicals, with offices at _2425 SE Oak Tree Ct., Ankeny, IA 50021 (“PHB”). Dyadic and PHB are each referred to as a “Party” and collectively as the “Parties.”

WHEREAS, Dyadic is a company engaged in the development of commercial strains using proprietary fungal microbial expression and production platforms (“Technology”), which include but are not limited to the expression platforms known as “C1 Platform” and “Dapibus™.”

WHEREAS, Dyadic has developed and may further develop in the future, using the Technology, microbial strains for production of recombinant serum albumin (“Production Strains”).

WHEREAS, PHB wishes to license such Technology and Production Strains from Dyadic for the production of recombinant serum albumin, (the “Products”) for use in certain applications.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	Definitions.

1.1	Defined Terms. For purposes of this Agreement, the following capitalized terms shall have the meanings specified in this Section 1.1 unless the context requires otherwise.

“Affiliates” is any company controlling, controlled by, or under common control with a Party, with “control” meaning directly or indirectly owning or controlling at least fifty percent (50%) of such companies voting stock, or possessing the power to direct or cause the direction of its management and policies.

“Background IP” means the Intellectual Property belonging to a Party which was developed prior to this Agreement and/or which is developed by a Party during the Term of this Agreement, but such development is not pursuant to or related to this Agreement.

“Confidential Information” means the existence of this Agreement and the related discussions together with all information that Receiving Party acquires from the Disclosing Party, whether developed by the Disclosing Party and/or any of its Affiliates (as defined below) or by others and whether patented or patentable, including, without limitation, the following information of the Disclosing Party or any of its Affiliates: customer and supplier lists, trade secrets, designs, processes, formulas, audit information, ingredients, business plans and strategies, financial or tax information, compensation information, pricing information, specifications, devices, research and development data, manufacturing and processing data, clinical and engineering data, purchasing and marketing data, samples, and the like of every kind, and all information the Receiving Party acquires or observes in connection with this Agreement and the related discussions, regardless of whether such information is designated as “Confidential Information” at the time of its disclosure .Notwithstanding the foregoing, Confidential Information will not include information which (a) is generally known to the public at the time of disclosure by or on behalf of the Disclosing Party or later becomes so generally known through no fault of the Receiving Party; (b) was known to the Receiving Party, or otherwise in its possession, prior to disclosure by the Disclosing Party; (c) is disclosed to the Receiving Party by a third party who did not obtain such information, directly or indirectly, from the Disclosing Party subject to any confidentiality obligation; or (d) is at any time independently developed by the Receiving Party without the use of any Confidential Information of the Disclosing Party.

“Developed IP” means any and all Intellectual Property that is conceived or created, by either Party, or the Parties jointly, arising from the activities of one or both Parties pursuant to, or relating to this Agreement.

“Disclosing Party” means the Party, or Affiliate of such Party, from time to time disclosing Confidential Information to the Receiving Party or Affiliates.

“Field” [***]

“Gross Margin” means Net Sales less all costs of goods sold (“COGS”) as determined by US Generally Accepted Accounting Principles (“US GAAP”). COGS shall include any and all costs associated with manufacturing, packaging, and storing the Products. Costs included in COGS includes, but is not limited to, upstream processing costs, chemicals, utilities, labor and related benefit costs, , packaging materials, transportation costs to obtain production materials, lab costs to test quality of Product and equipment and building costs.

“Intellectual Property” means: (A) patents, patent applications of any kind, patent rights, inventions, discoveries, and invention disclosures (whether or not patented or patentable); (B) registered and unregistered trademarks, service marks, trade names, trade dress, logos, packaging design, slogans and Internet domain names, and registrations and applications for registration of any of the foregoing; (C) copyrights in both published and unpublished works, including, without limitation, all compilations, databases and computer programs, manuals and other documentation and all copyright registrations and applications, and all derivatives, translations, adaptations and combinations of the above; (D) all know-how, trade secrets, confidential or proprietary information, research in progress, algorithms, data, designs, processes, formulae, drawings, schematics, blueprints, flow charts, models, strategies, prototypes, techniques, beta testing procedures and beta testing results; and (E) any and all other intellectual property rights and/or proprietary rights relating to any of the foregoing in any jurisdiction throughout the world.

“Net Sales” means the total dollar value collected by PHB through sales of Products less the cost of sales returns, allowances and discounts. Amount determined in accordance with US GAAP.

“Production Strains” includes the existing strains described in Schedule 3 and any other strains that produce serum albumin that currently exist or are later developed.

“Receiving Party” means the Party, or an Affiliate of such Party, from time to time receiving Confidential Information from the Disclosing Party or its Affiliates.

“Territory” shall mean the entirety of the world, i.e., global.

1.2	Other Definitions. Other capitalized terms used in this Agreement shall have the meanings respectively ascribed to them herein.

2.	License.

2.1

PHB is herein granted an exclusive right and license to use the Production Strain(s) to produce, market, and commercialize the Products for the Fields throughout the Territory.  The license to use the Production Strain(s) shall also include a license to use the Technology to the extent the use of the Technology is necessary for use of the Production Strain(s).

2.2

PHB is granted “have made” rights to enable 3rd Parties to use the Production Strain(s) and/or Technology to produce Products for PHB. Each 3rd Party shall be subject to all terms and conditions set forth herein. For clarity, the “have made” rights that PHB provides to 3rd Parties shall not be and cannot be greater than the rights conveyed to PHB in this Agreement.

3.	Development of Improved Production Strains.

3.1

Development Program. At PHB’s request, and upon mutual written agreement between the Parties, Dyadic will conduct a phased development program (“Development Program”) for further development of the Production Strains pursuant to an agreed upon written plan (“Development Plan”). The Development Plan, including funding provisions, milestones, timelines, and goals, shall be the subject of a separate agreement between the Parties. For clarity, PHB is under no obligation to request and fund any Development Program, but rather it is in PHB’s sole discretion whether to request and fund such a Development Program.

3.2

License to Further Developments.  PHB will be automatically granted an exclusive license within the Field for any improved or new Production Strains that result from that plan, such exclusive license being otherwise governed by the terms of this Agreement, including the requirement to pay Royalties.

4.	Right of First Negotiation for Recombinant Transferrin

4.1

PHB is granted a right of first negotiation for any production strains that Dyadic may develop in the future for production of recombinant Transferrin (“Transferrin Strain”), pursuant to the terms of this Section 4.

4.2

Dyadic shall notify PHB within a commercially reasonable time after developing a Transferrin production strain. Within sixty (60) days following the receipt of a such notice from Dyadic, the Parties shall endeavor to negotiate in good faith a mutually acceptable license agreement. If the Parties fail to execute a license agreement within six (6) months from the date of the disclosure to PHB, the right of first negotiation discussed in this Section 4 shall expire, provided that, for a period of one (1) year after the termination of the negotiations with PHB, Dyadic shall not enter into such a license with a third party on terms that are more favorable than the terms last offered to PHB, without first offering such terms to PHB. PHB shall have thirty (30) days to accept or reject such terms after which Dyadic shall have no further obligation to PHB with respect to the Transferrin Strain.

5.	Payments

5.1	License Fee: PHB will pay to Dyadic a fee of $1,500,000.00 (USD) for the exclusive license granted herein (“License Fee”). The License Fee shall be paid according to the schedule set forth below:
i.	within seven (7) days of complete execution of this Agreement, an initial payment of $500,000;
ii.	within seven (7) days of Dyadic delivering to PHB a Production Strain that produces Human Serum Albumin (USP sequence as shown in Schedule 1) (“USP-HSA”), a second payment of $500,000; and
iii.

after Dyadic delivers to PHB a Production Strain, PHB will use commercially reasonable efforts to confirm that the Production Strain provides productivity [***] meets this productivity threshold, will make a third payment of $500,000.

Dyadic shall reinvest $500,000 of the License Fee associated with Section 5.1 iii into tech transfer, further research and development, scale up, regulatory support, and/or commercialization activities, to be mutually agreed upon between the Parties in writing, to further the commercial production of the Products.

5.2

Royalties: Upon commencing commercial sales of a Product, PHB will begin to pay Dyadic, on a quarterly basis, a royalty equal to [***] of the Gross Margin received by PHB for all sales of the Products (“Royalty”). Such Royalty payments shall be made to Dyadic forty-five (45) days after the end of the calendar quarter and shall include an accounting of all sales made in the most recent calendar quarter and the Royalty owed for those sales.

6.	Buyout Provision

In the event that a third party endeavors to wholly purchase and/or license a Product or Production Strain for the Fields in the Territory for a lump sum cash payment (“3rd Party Purchase” offer), and Dyadic wishes to accept that 3rd Party Purchase offer, PHB will have the option to either (a) allow the 3rd Party Purchase to be consummated, in which case PHB will be entitled to [***] of the total purchase price, or (b) reject the 3rd Party Purchase offer and buy out Dyadic’s interest in that offer by paying Dyadic (based on the [***] of Gross Margin set forth above), at which point PHB’s license will become a fully paid exclusive license for that Product or Production Strain for that Field in the Territory such that no further royalty payments will be owed to Dyadic. For example, if a 3rd Party makes a formal proposal to wholly purchase and/or license a Product or Production Strain in a Field in the Territory at a purchase price of [***], and Dyadic wishes to accept the 3rd Party Purchase offer then PHB can elect to either (a) allow that deal to be consummated, which would entitle PHB to [***] from the sale and Dyadic to [***] from the sale, or (b) not allow the deal to be consummated by paying Dyadic [***], which then gives PHB a fully paid exclusive license for that Product or Production Strain for that Field in the Territory.

7.	Regulatory Approval

7.1

PHB will be responsible for obtaining and maintaining any regulatory approval necessary or customary to support the use and commercialization of any Products produced using the Production Strain(s) throughout the Territory.

7.2

Each Party will have access to, and the right to use, or reference, regulatory filings developed by the other Party in connection with the Production Strains, including data used in the support of such regulatory filings for the Products (a) for PHB with respect to the Products produced using the Production Strain(s) in the Fields in the Territory and (b) for Dyadic to support the Technology generally.

8.	Intellectual Property

8.1

Each Party shall retain all right, title, and interest in and to all of its Background IP, including the right to transfer or license those rights to third parties for any purpose, subject only to the rights granted to the other Party pursuant to this Agreement and to its obligations under this Agreement and under Dyadic’s rights to sublicense the Technology under the terms and conditions of its relevant license with Danisco US.

8.2	All Developed IP shall be owned by the Party that conceived and created that development or, if jointly developed, shall be jointly owned.

9.	Availability of Commercialization Materials

At PHB’s discretion, commercialization materials will be made available to Dyadic to allow Dyadic to support the Product(s) within the Territory. For clarity, these materials may include but are not limited to: (i) link to PHB website or ordering system hosted on Dyadic’s website; (ii) marketing materials and resources for conferences, conventions, tradeshows, or related marketing events; and (iii) applicable scientific publications or literature. Dyadic support for the Product(s) within the Territory will be approved by PHB prior to implementation.

10.	Records and Audit:

10.1

PHB and its Affiliates and Approved Subcontractors shall maintain full and accurate English language, written, computerized records for all Products sold or otherwise distributed in accordance with sound business practices. Such records shall include at least dates, quantities, and prices at which all Products were sold (“Records”). Such Records must be kept during the term of this Agreement and for a period of three (3) years thereafter.

10.2

PHB shall make such Records available to a third-party accounting firm selected by Dyadic (“Auditor”) on five (5) business days’ notice, in order to confirm compliance to this Agreement’s terms and conditions.  The Auditor shall have the right to confidentially inspect such books and records upon reasonable advance notice and no more frequently than once per year to verify the amounts payable under this Agreement. The Auditor shall treat all such records as confidential and shall not provide Dyadic with any information that is not necessary for Dyadic to understand the results of the audit, including, but not limited to, the identities of PHB’s customers, suppliers, etc. If requested by PHB, the Auditor will sign an appropriate confidentiality agreement. Dyadic shall bear the fees and expenses of such audit, provided that if an underpayment is discovered, PHB shall promptly pay to Dyadic any amounts due and unpaid together with interest on such unpaid amount at the U.S. prime rate quoted in The Wall Street Journal on the first business day after such unpaid amount is discovered and, if such underpayment constitutes an error of five percent (5%) or more for the year audited, PHB shall additionally reimburse Dyadic for the costs and expenses of such audit.

11.	Representations and Warranties.

11.1	By Dyadic. Dyadic represents, warrants, and covenants the following to PHB:

(a)	This Agreement has been duly and validly executed and delivered by Dyadic and constitutes its valid and legally binding obligation enforceable in accordance with its terms.

(b)	To Dyadic’s knowledge, use of the Technology and Production Strain(s) to make and sell Products in the Field does not misappropriate or infringe any third-party Intellectual Property rights.

(c)

Dyadic will use commercially reasonable and diligent efforts with respect to those activities for which it is responsible under this Agreement consistent with the efforts that it would and does expend for its own high priority projects. This shall include but not limited to, supporting and assisting PHB in its efforts to seek regulatory approvals for and to market the Products for use in the Fields throughout the Territory, in a prompt and expeditious manner.

11.2	By PHB. PHB represents, warrants, and covenants the following to Dyadic:

(a)	This Agreement has been duly and validly executed and delivered by PHB and constitutes its valid and legally binding obligation enforceable in accordance with its terms.

(b)

As further defined in Schedule 2, following delivery of a Production Strain to PHB, PHB will use commercially reasonable and diligent efforts to actively pursue development of and regulatory approvals for Products in the Field throughout the Territory and, following the receipt of all necessary approvals, will use commercially reasonable efforts to launch, market, promote, and sell such Products within the Field throughout the Territory, within a commercially reasonable time period. For clarity, PHB shall be under no obligation to launch, market, promote, or sell Products unless and until the productivity threshold of section 5.1.iii is obtained.

(c)

PHB will use commercially reasonable and diligent efforts with respect to those activities for which it is responsible under this Agreement consistent with the efforts that it would and does expend for its own high priority projects. This shall include, but not be limited to, efforts necessary to actively pursue development and regulatory approvals for and to market the Products for use in the Fields throughout the Territory, in a prompt and expeditious manner.

12.	Term; Termination.

12.1

Term. Unless terminated earlier in accordance with Section 12.2, this Agreement shall commence on June 27, 2024 (“Effective Date”) and shall remain in effect for an initial period of ten (10) years from the Effective Date (“Initial Term”). PHB shall have, in its sole discretion, the right to extend the term of this Agreement by additional successive three (3) year terms (“Extension Terms”) for so long as development, marketing, and/or sales of Products are being actively pursued by PHB. Notwithstanding the above, the Parties can mutually agree to terminate this agreement at any time.

12.2

Termination. Either Party may terminate this Agreement for an uncured breach by the other Party after providing the breaching Party written notice of the breach and a period of thirty (30) days to cure the breach.

12.3

Survival; Effect of Expiration or Termination. On expiration of this Agreement (including the Initial Term and any relevant Extension Terms) pursuant to Section 12.1, the license rights granted hereunder shall convert from exclusive to non-exclusive and the requirement for PHB to make Royalty payments pursuant to Section 5 shall terminate.

12.4

Notwithstanding anything contained in this Agreement, the Parties hereby agree that, in the event either of the Parties: (i) is declared bankrupt or insolvent by a court of competent jurisdiction in accordance with the relevant applicable law; or (ii) ceases to carry on its business, then, in the case of PHB if Dyadic is declared bankrupt or insolvent or ceases to carry out its business, it shall continue to have all rights to use the Production Strains as granted in Section 2.1 of the Agreement so long as it continues to make all payments specified under this Agreement, from the date of order of such competent court or the date of cessation to carry on the business, as the case may be. Alternatively, if PHB is declared bankrupt or ceases to carry on its business then the license to the Production Strains granted in Section 2.1 of this Agreement will be terminated and Dyadic will be free to license the Production Strains to any other entity.

13.	Protection of Confidential Information

13.1

Restrictions on Disclosure and Use. The Receiving Party shall use Confidential Information only in furtherance of the conduct of this Agreement and the activities contemplated thereunder and not (except as explicitly permitted by this Agreement) disclose it to anyone without the prior written consent of the Disclosing Party. The Receiving Party shall restrict access to Confidential Information to those of the Receiving Party’s Affiliates and personnel required to have knowledge thereof for the exercise of right or performance of obligations under this Agreement. The Receiving Party shall procure that the Receiving Party’s Affiliates and personnel will act in accordance with the confidentiality and non-use provisions of this Agreement as if each of them were a party hereto. Any non-compliance with any of the provisions of this Agreement by any Receiving Party’s Affiliates or personnel shall be deemed a breach of this Agreement by the Receiving Party.

13.2

Compelled Disclosure. If the Receiving Party becomes compelled by judicial or administrative process or is required by applicable law or any governmental or other authority or by any applicable contract or regulations of any applicable stock exchange to disclose any Confidential Information of the Disclosing Party, the Receiving Party shall promptly notify the Disclosing Party in order for the Disclosing Party to seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement, and the Receiving Party shall co-operate with the Disclosing Party regarding any action which the Disclosing Party may decide to take to challenge the validity of such requirement or the manner of disclosure.

13.3

Public Announcements. The Parties will agree upon the content of a press release for joint release to the public regarding the execution of this Agreement. Neither Party shall issue any other public announcement, press release or other public disclosure regarding this Agreement or its subject matter without the other Party’s prior written consent, except for any such disclosure that is, in the opinion of the disclosing Party’s counsel, required by Applicable Law or the rules of a stock exchange on which the securities of the disclosing Party are listed (or to which an application for listing has been submitted). In the event a Party is, in the opinion of its counsel, required by Applicable Law or the rules of a stock exchange on which its securities are listed (or to which an application for listing has been submitted) to make such a public disclosure, such Party shall submit the proposed disclosure in writing to the other Party as far in advance as reasonably practicable (and in no event less than three Business Days prior to the anticipated date of disclosure) so as to provide a reasonable opportunity to comment thereon.

14.	Third Party Infringement.

14.1

Notice.  In the event either Party becomes aware of any suspected third-party infringement of any Intellectual Property rights of either Party relevant to this Agreement (an “Infringement”), that Party shall promptly notify the other Party and provide it with all details of such Infringement of which it is aware (each, an “Infringement Notice”). The Parties shall promptly meet to discuss the Infringement and to determine the collective overall strategy for patent enforcement.

14.2

Right to Enforce.  Unless otherwise determined by the Parties, in the event that an Infringement occurs, the Party whose intellectual property rights are alleged to have been infringed shall have the first right and option to address such Infringement by taking reasonable steps, which may include the institution of legal proceedings or other action. All costs, including, without limitation, attorneys’ fees, relating to such legal proceedings or other action shall be borne equally by the Parties.

14.3

Cooperation. In any action, suit or proceeding instituted under this Article 14, the Parties shall cooperate with and assist each other in all reasonable respects. Upon the reasonable request of the Party instituting such action, suit or proceeding, the other Party shall join such action, suit or proceeding and shall be represented using counsel of its own choice, at the requesting Party’s expense.

14.4

Defense of Claims. In the event that any action, suit or proceeding is brought against either Party or any Affiliate of either Party alleging the infringement of the Intellectual Property of a third party, such Party shall notify the other Party within ten (10) days of the earlier of (i) receipt of service of process in such action, suit or proceeding, or (ii) the date such Party becomes aware that such action, suit or proceeding has been instituted, and the Parties shall meet as soon as possible to discuss the overall strategy for defense of such matter. Each Party shall have the right to defend against actions brought against the Party. Each Party shall promptly furnish the other Party with a copy of each communication relating to the alleged infringement that is received by such Party including all documents filed in any litigation.

15.	Indemnification

Each Party (the “Indemnifying Party”) shall indemnify, defend and hold harmless the other Party, its Affiliates, their respective directors, officers, employees and agents, and their respective successors, heirs and assigns (each, an “Indemnified Party”) from and against all costs, fees, damage, loss, liability, expense or judgment (including attorneys’ fees and expenses of litigation if assessed against the Indemnified Party by a court of competent jurisdiction) (collectively “Losses”) incurred by or imposed upon the Indemnified Parties, or any of them, as a direct result of (i) third party claims arising out of the development, manufacture, use or sale of any product by the Indemnifying Party or any of its Affiliates, sublicensees, distributors or agents, or (ii) the use of the Intellectual Property of the Indemnified Parties by the Indemnifying Party or any of its Affiliates, sublicensees, distributors or agents other than as expressly permitted by this Agreement; in either case except to the extent any Losses result from a material breach of this Agreement by, or the negligence or willful misconduct of, an Indemnified Party.

16.	Limitations of Liability

EXCEPT WITH RESPECT FOR LIABILITY ARISING UNDER CONFIDENTIALITY AND INDEMNIFICATION OBLIGATIONS UNDER THIS AGREEMENT, NO PARTY SHALL BE LIABLE TO THE OTHER PARTY UNDER THIS AGREEMENT FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES, OR DAMAGES RESULTING FROM THE PERMITTED USE OF ANY INTELLECTUAL PROPERTY OR PROPRIETARY INFORMATION CREATED OR RECEIVED HEREUNDER, INCLUDING BUT NOT LIMITED TO LOST PROFITS, OR OTHER INDIRECT LOSS OR DAMAGE ARISING OUT OF THIS AGREEMENT AND/OR, OR ARISING OUT OF NEGLIGENCE OR WILLFUL CONDUCT CAUSING PERSONAL INJURY OR TANGIBLE PROPERTY DAMAGE OF A THIRD PARTY OR ANY RESULTING OBLIGATION, WHETHER IN AN ACTION FOR OR ARISING OUT OF BREACH OF CONTRACT, TORT, OR ANY OTHER CAUSE OF ACTION AND WHETHER OR NOT SUCH DAMAGES ARE FORESEEABLE.

17.	General Terms.

17.1

Entire Agreement. This Agreement supersedes all prior and contemporaneous agreements, written or oral, between the Parties relating to the subject matter of this Agreement. This Agreement may not be modified, changed or discharged, in whole or in part, except by an agreement in writing signed by the parties hereto.

17.2	Section Headings. The headings herein are inserted as a matter of convenience only, and do not define, limit, or describe the scope of this Agreement or the intent of the provisions hereof.

17.3	Compliance with Laws. Each Party will comply with all applicable laws, regulations and guidelines during the course of performance of this Agreement.

17.4	Waiver. Failure by either Party to enforce any provision of this Agreement shall not be deemed a waiver of future enforcement of that or any other provision.

17.5

Severability. If for any reason a court of competent jurisdiction finds any provision of this Agreement, or portion thereof, to be unenforceable, that provision of this Agreement shall be enforced to the maximum extent permissible so as to affect the intent of the parties, and the remainder of this Agreement shall continue in full force and effect.

17.6

Governing Law and Waiver of Jury Trial. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without any reference to any provisions regarding conflicts and/or choice of law. Exclusive jurisdiction of any disputes shall lie in the state and Federal courts located in New Castle County, Delaware, and each Party waives any objection to such venue and irrevocably submits to the jurisdiction of such courts. Such disputes will be adjudicated without the use of a jury and each Party hereby waives any right to a trial by jury.

17.7

Notices. Notices and other formal communications under this Agreement shall be sent to the contact persons and addresses set forth below or otherwise notified by such Party, and shall be effective (i) if sent by reputable international courier, two days after dispatch, and (ii) if sent by registered mail, on confirmation of receipt, and (iii) if sent by e-mail, on receipt or a response indicating that such transmission was successful.

If to Dyadic:

1044 US-1 North, Suite 201

Jupiter, FL 33477

Attention: Mark Emalfarb

[***]

If to PHB:

[***]

17.8

Assignment. This Agreement may not be assigned by either Party without the prior written consent of the other Party, such consent not to be unreasonably withheld or delayed; provided that either Party may convey this Agreement without such consent (i) to a successor in interest of substantially all of the business to which this Agreement relates, whether by assignment, merger, consolidation or otherwise, or (ii) to an Affiliate.

17.9

Counterparts. This Agreement may be executed in any number of counterparts, which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page by facsimile shall be effective as delivery of a manually executed counterpart.

17.10

Further Assurances. The Parties, without further consideration of any kind, shall each execute and deliver, or cause to be executed and delivered, such other instruments, and take, or cause to be taken, such other action, as shall reasonably be requested by another party hereto to more effectively carry out the terms and provisions of this Agreement.

17.11

Relationship of the Parties. Neither Party shall represent itself as a partner, joint-venturer, agent, employee or general representative of the other. Each Party acknowledges that it shall have no right, power or authority to obligate in any way the other to any contract or other obligation.

17.12

Rights and Remedies. All rights and remedies of either Party hereunder shall be cumulative and may be exercised singularly or concurrently. The failure of either Party, in any one or more instances, to enforce any of the terms of this Agreement shall not be construed as a waiver of future enforcement of that or any other term.

17.13

Force Majeure. Neither Party shall be held liable or responsible to the other Party, nor be deemed to have defaulted under or breached this Agreement, for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, including but not limited to fire, floods, embargoes, acts of war, insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God, pandemic, or acts, omissions or delays in acting by any governmental authority or the other Party.

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

SIGNATURE PAGE TO FOLLOW

SIGNATURE PAGE

DYADIC INTERNATIONAL (USA) INC.

By:                 /s/ Mark Emalfarb

Name: Mark Emalfarb

Title: President and Chief Executive Officer

PROLIANT HEALTH & BIOLOGICALS

By:                /s/ [***]

Name: [***]

Title: President and Chief Executive Officer

SCHEDULE 1

[***]

SCHEDULE 2

[***]

SCHEDULE 3:

[***]